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                              Carver Bancorp, Inc.
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                    (Exact Name as Specified in its Charter)

                            Boston Bank of Commerce
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

                             BOSTON BANK OF COMMERCE

FOR IMMEDIATE RELEASE                             CONTACT: ROBERT PATRICK COOPER
                                                                  (617) 457-4415
                                                                bcooper@bboc.com

                      BOSTON BANK OF COMMERCE'S SUBSIDIARY
                    SUES CARVER, MORGAN STANLEY AND PROVENDER
                     OVER ATTEMPTS TO ENTRENCH CARVER BOARD

January 19, 2000 - BBC Capital Market, Inc. ("BBC Capital"), a wholly owned subsidiary of Boston Bank of Commerce, filed a lawsuit yesterday in the Delaware Chancery Court against Carver Bancorp, Inc. ("Carver"), Carver's Board of Directors, Morgan Stanley & Co., Inc., and Provender Opportunities Fund, L.P. The suit seeks to sterilize blocks of Carver stock which Carver's board placed with two allies, Morgan Stanley and Provender, in an effort to disenfranchise Carver's public shareholders at its upcoming annual meeting, and to force the re-election of management's two incumbent nominees, David N. Dinkins, the former mayor of New York, and David R. Jones, Carver's non-executive Chairman. BBC Capital, which previously nominated Kevin Cohee and Teri Williams for those seats, intends to solicit proxies for the election of Mr. Cohee and Ms. Williams. BBC Capital is a 7.4% stockholder of Carver.

The Complaint alleges that Carver, after being forced to hold the Annual Meeting as a result of a prior suit filed by BBC Capital, sold blocks of a newly created super-voting preferred stock, representing approximately 8.3% of Carver's voting stock, to Morgan Stanley and Provender who are advisors to, and are supporting, incumbent management. The Complaint alleges that the Preferred Stock, which was issued on the record date for the Annual Meeting, was sold to friends of Carver's president to insure that the shares would be voted for management's nominees and against Mr. Cohee and Ms. Williams. The Complaint asks the Court to prohibit Morgan Stanley and Provender from voting the Preferred Stock and to rescind the issuance of such shares.

The Boston Bank of Commerce ("BBoC") is the first black owned interstate bank in the country with branches in Massachusetts and Florida. BBoC is a premier Community Development Financial Institution with a mission to help lower income communities overcome the challenges of poverty by spurring economic and social development. BBoC is FDIC insured and qualifies as a Minority Business Enterprise.

Under the leadership of Mr. Cohee and Ms. Williams, the assets of Boston Bank of Commerce have grown from $59 million in 1996 to almost $140 million in 1999 - an annual growth rate of 35%. The BBoC management team led a complete turnaround of the Bank from a loss of over $3.6 million in 1996 to a profit of over $1.7 million in 1999 on average assets of $114 million representing a return on assets of 1.5%. The Boston Bank of Commerce has received the highest credit rating by Veribanc, an independent bank-rating agency.

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      133 Federal Street o Boston, MA 02110 617 457-4400 o Fax 617 457-4430